Exhibit 10.2

EASTMAN KODAK COMPANY

Management Bonus Plan – Functional Group (MFP)

General

The Management Bonus Plan – Functional Group (MPF) (“Plan”) is an annual incentive program for eligible participants. The Plan provides an opportunity to earn payouts based on total Company performance against established metrics.

Plan Purpose

The purpose of the Plan is to provide an annual incentive to eligible employees of Eastman Kodak Company (“Company”) to put forth their maximum efforts toward continued growth and success of the Company.

Eligibility is restricted to key leaders from the Company’s Global Functions that are integral to the support of the Company’s growth initiatives and long-term sustainability. The approved participant list for a performance period is described in Appendix A.

Eligibility and participation will be reviewed and authorized annually by the Administrator or his or her designee. Changes in participation can be authorized if staffing changes occur throughout the year.

Participants in this Plan are not eligible for any other Company-sponsored incentive compensation plan.

The Company’s VP of Human Resources shall be the Administrator (“Administrator”) of the Plan. The Administrator shall have such authority as may be necessary or helpful to enable him or her to discharge the obligations required by the Plan. Without limiting the generality of the foregoing, the Administrator shall have the exclusive right at any time to construe, implement, prescribe, amend, terminate and administer the Plan and to make any other determinations necessary, appropriate, or advisable for the Plan’s administration. The Administrator will have full discretion with respect to determining all questions of Plan interpretation and the payment of awards and all such decisions shall be final, binding, and conclusive upon all participants. The Administrator may delegate such ministerial administrative functions, and with appropriate guidance may delegate such discretionary administrative functions, to designated members of the Company’s Human Resources organization from time to time as the Administrator may consider necessary or convenient.

The Administrator, acting in good faith, is authorized by the Company to modify or delete any part of the Plan for any reason including, without limiting the generality of the foregoing, because he/she deems such part to be inequitable, unsatisfactory or inconsistent with the business objectives of the Company.

Additionally, the Administrator, acting in good faith, is authorized by the Company to modify Plan awards at any time and for any reason at his/her sole discretion.

Unless the Administrator provides otherwise, the performance period is from January 1 to December 31.

Exhibit 10.2

Plan metrics for a performance period are recommended by the Company’s Executive Chairman and CEO (“CEO”) and the VP, Human Resources, and approved by the Compensation, Nominating and Governance Committee (the “Committee”). Metrics for a performance period are included in Appendix B.

Plan awards (“Awards”) are based upon achievement of metrics identified in Appendix B for the performance period identified in Appendix A.

The target award amount (“Target”) is calculated as a percentage of base salary at the time the payments are made. Both the target % (“Target Incentive Percent”) and base salary (“Base Salary”) are stored in the Human Resource system of record.

Partial year participation will be pro-rated to include only the time that the participant was participating in the Plan.

Awards are comprised of one annual payout for the performance period and compares actual performance to full-year target to compute the performance percentage. Performance percentage is then applied to the Target amount to get the final Award amount.

The minimum payout amount is [ ]% (due to [ ]% threshold) and the maximum payout amount is [ ]% of target.

The CEO can perform both positive and negative discretion on payout amounts.

All Awards shall be processed in local currency and are subject to applicable statutory withholding requirements. Payments will be processed as part of the normal payroll cycle.

Awards will be paid in the calendar year following the performance period as soon as administratively practicable after approval of performance against the applicable metrics for the performance period, but no later than March 15 of such year.

Awards paid under the Plan are intended to be ”benefits bearing,” meaning any active SIP (401k) elections will apply to Awards when paid and the Award amount will be included in pensionable earnings for Cash Balance contributions under the Kodak Cash Balance Plan (KCBP).

Except as otherwise provided below, if a participant leaves the Company, either voluntarily or involuntarily, the participant will immediately forfeit their Award under the Plan on the date of separation.

If a participant is involuntarily terminated without cause, the participant will only be entitled to payment of their Award under the Plan on a prorated basis, excluding any applicable garden leave if offered.

If a participant voluntarily resigns or is terminated with cause, the participant will immediately forfeit their Award under the Plan.

Exhibit 10.2

Awards will be determined based on year-end performance results for the performance period, subject to adjustment by the CEO, but Target will be pro-rated based on length of time actively employed by Company.

Any Award overpayment that results from an administrative error in the calculation of the Award amount shall be collected back from the participant.

In the case where an employee has been overpaid their regular salary due to an administrative error, overpayment can be collected through the Award, if applicable, and to the extent permissible under applicable law.

In addition, Awards under the Plan shall be subject to any clawback or recoupment policy that the Company may adopt from time to time, including, but not limited to, the Company’s Compensation Recoupment (Clawback) Policy, if applicable.

No Assignability

No Awards under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance, nor shall any Award be payable to anyone other than the participant to whom it was granted.

Amendments to Awards

The Administrator may at any time unilaterally amend any unearned or unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate; provided, however, it will exercise this authority in compliance with the requirements of Code Section 409A.

No Right to Continued Employment or Grants

Participation in the Plan shall not give a participant any right to remain in the employ of the Company. Kodak or, in the case of employment with a subsidiary, the subsidiary, reserves the right to terminate any employee at any time.

Amendment/Termination

The Administrator may suspend or terminate the Plan at any time with or without prior notice. Termination of the Plan will not accelerate payment of awards unless such acceleration is permissible under Section 409A and the Administrator, in his or her sole discretion, authorizes such acceleration. In addition, the Administrator may, from time to time and with or without prior notice, amend the Plan in any manner subject to Section 409A.

Entire Plan

The Plan document contains the full terms and conditions of the Plan for Plan participants. This document specifically supersedes any Plan descriptions described previously in other documents or papers and any prior oral statements made to persons participating in the Plan.

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by other applicable Law, without giving effect to its conflicts of law provisions.

Exhibit 10.2

No Right, Title, or Interest in Company Assets

To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the participant shall not have any rights in or against any specific assets of the Company. All Awards granted under the Plan shall be unfunded.

Section 409A

The Plan is intended to comply with Section 409A of the internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (Section 409A), and the terms and conditions of this Plan shall be interpreted and construed accordingly. Notwithstanding the foregoing, the Company makes no representations that the Awards under the Plan are exempt from or comply with Section 409A, and in no event shall the Company or any of its subsidiaries or affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. Notwithstanding any other provision in the Plan to the contrary, in no event shall any payment under the Plan be subject to offset by any other amount unless permitted by Section 409A.

No Guarantee of Tax Consequences

No person connected with the Plan in any capacity, including, but not limited to, Kodak and its Subsidiaries and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, Federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a participant under the Plan, or that such tax treatment will apply to or be available to a participant on account of participation in the Plan.

Exhibit 10.2

Appendix A

Management Bonus Plan – Functional Group

Eligibility

Exhibit 10.2

Appendix B

Management Bonus Plan – Functional Group Metrics